UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 7, 2014

RealNetworks, Inc.
(Exact name of registrant as specified in its charter)

Washington	000-23137	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600
Seattle, Washington 98134
(Address of principal executive offices) (Zip code)
(206) 674-2700
Registrant's telephone number, including area code
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2014, the Compensation Committee of the Board of Directors of RealNetworks, Inc. approved the 2014 Executive MBO Plan. The Compensation Committee will administer this plan, which is pursuant to the RealNetworks 2005 Stock Incentive Plan, as amended and restated.
Payouts under the 2014 Executive MBO Plan will be determined by our Compensation Committee and will be based 80% on company and/or divisional financial performance and 20% on individual performance. Financial performance will be measured by the achievement of specific financial goals related to revenue (weighted at 60% of total performance) and adjusted EBITDA (weighted at 20% of total performance). Adjusted EBITDA is a non-GAAP measure that we define as operating income (loss) including other income (expense) net, but excluding depreciation and amortization; acquisition-related intangible asset amortization; stock-based compensation; impairment of deferred costs; restructuring and other charges; gain on sale of patents and other technology assets, net of costs; loss on litigation settlements; and lease exit and related charges.
Under the 2014 Executive MBO Plan, cash incentive bonus targets and maximum award opportunities for 2014 for our named executive officers, other than our interim chief executive officer, are as follows:

	Estimated Future Payouts
	Target	Maximum
Scott G. Uomoto	$232,500	$441,750
Tim M. Wan	$213,750	$363,375

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Pursuant to the rules and regulations of the SEC, the attached exhibits are deemed to have been furnished to, but not filed with, the SEC.

Exhibit No.	Description

10.1	2014 Executive MBO Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham
Senior Vice President, General Counsel and Secretary
Dated: February 13, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	2014 Executive MBO Plan